Molecular Partners AG: Performance Share Plan 2021 – Management Board
Exhibit 4.10

Molecular Partners AG Performance Share Plan 2021 Management Board

Molecular Partners AG: Performance Share Plan 2021 – Management Board

Molecular Partners AG: Performance Share Plan 2021 – Management Board

Annexes
Annex 1: Definitions
Annex 2: Form of PSU Award Agreement

Molecular Partners AG: Performance Share Plan 2021 – Management Board

Performance Share Plan 2021
1.Purpose
The purpose of this performance share plan (Plan) is to establish a framework that enables the Company to provide certain eligible persons with a variable long-term incentive to contribute to the future success and prosperity of the Company and to better align their interests with those of the Company and its shareholders by granting Performance Share Units (each a PSU) to them.
2.Definitions and Interpretation
(a)Capitalized terms used in this Plan shall have the meaning set forth in Annex 1.
(b)Where this Plan refers to employer, employee or employment, such terms shall apply by analogy if the relevant eligible person or Participant is not engaged as an employee, but under a different type of contract or in a different capacity, e.g. as a consultant under a mandate agreement or as a member of a corporate body (e.g. member of a board of directors or advisory board).
3.Responsibilities and Administration
(a)This Plan has been approved and issued by the Board of Directors and any amendments or new editions of this Plan or new or other plans shall require the approval by the Board of Directors. The Board of Directors shall be in charge of approving, upon recommendation of the nomination and compensation committee of the Board of Directors (Nomination and Compensation Committee), the maximum number of PSUs that may be granted under this Plan and of shares to be allocated from the Company's conditional capital or otherwise in connection with such PSUs.
(b)The Nomination and Compensation Committee shall be responsible for the implementation and administration of the Plan and shall make recommendations to amend or renew or terminate the Plan or to replace it with new editions or other plans.
(c)Any grants of PSUs to members of the Management Board shall be approved by the Board of Directors based on individual recommendations of the Nomination and Compensation Committee and will, as long as shareholder approval of variable compensation is outstanding, be conditional upon such shareholder approval. In case that the amount approved by the shareholders does not cover the full amount of contemplated aggregate variable compensation for the year of grant, the entitlements to short term and long-term variable compensation may be reduced by the Nomination and Compensation Committee in its sole discretion.
(d)All resolutions, decisions, determinations and interpretations made by the Nomination and Compensation Committee including any amendments or withdrawals of grants, are final and binding, unless approval by the Board of Directors or the shareholders' meeting is required.

Molecular Partners AG: Performance Share Plan 2021 – Management Board

(e)Any technical or administrative task in connection with the Plan may be outsourced by the Nomination and Compensation Committee to a third party service provider, e.g. the bank in charge with the creation of the Shares (each a Plan Service Provider).
4.Eligibility and Participation
(a)As a rule, only members of the Management Board may become eligible to participate in this Plan. The decision on eligibility is reserved to the Nomination and Compensation Committee.
(b)Nothing in this Plan shall provide any rights to eligible persons or any other person nor create any obligation of the Company to grant PSUs based on this Plan or otherwise. This Plan is only applicable in connection with a mutually signed PSU award agreement (PSU Award Agreement) among the Company (or the employer Group Company) and the eligible person, substantially in the form attached hereto as Annex 2. The right to receive PSUs shall accrue exclusively to those eligible persons who have, in accordance with this Plan, been duly and validly offered, and have signed and returned, their individual PSU Award Agreement by the relevant due date (each a Participant).
(c)Grants of PSUs based on this Plan are discretionary and shall not create any entitlement to participate in future grants or in future participation, incentive or benefit plans, including future performance share plans, regardless of the length of time a person has previously been allocated PSUs or other entitlements under this Plan or other plans.
(d)Neither the grant of PSUs, nor the transfer of Shares in connection with this Plan shall confer upon any Participant any right to continue to be employed by any Group Company.
5.Grant of PSUs
(a)Grants of PSUs shall be exclusively made by way of PSU Award Agreements. The PSU Award Agreement shall set forth the number of PSUs and certain other terms and conditions of such grant. Except as otherwise determined in a PSU Award Agreement, PSUs shall be granted to the Participants free of charge.
(b)One PSU represents a conditional entitlement to purchase a number of Shares at the nominal value of a Share. The number of Shares which shall be allocated to a Participant upon vesting shall be determined pursuant to a vesting multiple as described in Section 10 hereof (the Vesting Multiple), subject to, and in accordance with, the terms and conditions of this Plan and the PSU Award Agreement.
(c)The date of grants shall be determined by the Nomination and Compensation Committee and set out in the PSU Award Agreement (the Grant Date).
(d)A change of the regular working quota (Arbeitspensum) during the Vesting Period shall not lead to an adjustment of PSUs already granted. New Participants admitted to the Plan after the Grant Date may, if any, be granted a pro rata number of PSUs for that year, i.e. for the period between

Molecular Partners AG: Performance Share Plan 2021 – Management Board

the beginning of their employment and the next regular Grant Date, as an interim grant or as additional PSUs on the next regular Grant Date.
6.No Securities
PSUs are neither Shares nor securities of any kind and no shareholder rights or similar rights are attached to the PSUs. The Participants will only obtain shareholder rights (including voting and dividend rights) upon actual transfer of Shares, if any, according to the terms and conditions of the Plan and upon entry into the share register, subject to, and in accordance with, the restrictions and procedures set out in article 5 of the Company's articles of incorporation.
7.No Transfer
PSUs granted under this Plan and the PSU Award Agreement are personal and non-transferable. Participants shall not be permitted to sell, donate, pledge, assign or otherwise dispose of the PSUs to third parties other than as provided for in the Plan. In case of death of a Participant, Section 14 hereof shall apply.
8.Vesting and Delivery of Shares
(a)Unless otherwise set out in this Plan (in particular in Section 14) or in the PSU Award Agreement, PSUs shall vest on the third anniversary of the Grant Date (the Vesting Date). The period between the Grant Date and the Vesting Date shall be deemed the Vesting Period.
(b)Subject to Section 14(b) and (c) below, no PSU shall vest if, during the Vesting Period, the relevant Participant's employment is terminated (i.e. notice of termination is given (even if the notice period is still running) or another reason for termination occurs other than through termination by the Participant for cause (wichtige Gründe), set by a Group Company.
(c)The Shares shall be delivered by or on behalf of the Company to the Participant upon and subject to signing an acquisition declaration and payment of the nominal value of the Shares by the Participant. Alternatively, the Company may provide for cash-less acquisition or vesting-sale arrangements through a Plan Service Provider or otherwise. Delivery of Shares or other consideration shall, subject to the further conditions of delivery being met, occur no later than three months following the Vesting Date of the relevant PSUs.
9.Underlying Shares
Shares to be delivered to Participants shall, subject to adjustment, if any, pursuant to Section 16, be registered shares of the Company with a nominal value of CHF 0.10 each (each a Share). Such Shares shall, at the discretion of the Company, be sourced from conditional share capital, from treasury shares or from other sources. Unless otherwise determined by the Board of Directors or the Nomination and Compensation Committee, Shares shall be sourced from the

Molecular Partners AG: Performance Share Plan 2021 – Management Board

Company's conditional share capital and a respective maximum number of Shares out of conditional capital shall be deemed reserved, accordingly.
10.Vesting Multiple
(a)The Vesting Multiple shall not be lower than 0 nor higher than 1.2 (one point two). Within such range, the Vesting Multiple shall be determined by the Board of Directors upon proposal by the Nomination and Compensation Committee based on its assessment of the achievement of the goals set out in the score card (LTI Score Card) attached to the PSU Award Agreement or otherwise communicated by the Company to the Participant in connection with the grant (Goals). The Goals may include any corporate goals, i.e. strategic, operating or financial goals of the Company or the Group, any personal goals and performance of the relevant Participant and/or any goals relating to the total shareholder return or share price development. The LTI Score Card may attach a percentage weighting to each Goal for purposes of deriving the Vesting Multiple or require a global assessment of the achievement of goals.
(b)The Vesting Multiple shall, unless the nature of the Goals demands otherwise, be determined in the year following the year of grant. Notwithstanding such determination, Vesting shall occur only at the time and subject to the conditions otherwise set out in this Plan or in the PSU Award Agreement.
(c)Depending on the corporate goals set out in the LTI Score Card, the Vesting Multiple may be fixed (if all elements of Goal achievement are known at the time of determination) or variable (e.g. depending on further stock price development throughout the remainder of the Vesting Period).
11.Taxes and Social Security Contributions
(a)Any Participant shall be responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax and social security authorities. Income, capital gain or other taxes due on the granting of PSUs, on the allocation of Shares and the subsequent sale of Shares or on a respective cash equivalent are in the sole responsibility of the Participant.
(b)The grant, vesting, delivery or sale of Shares or other relevant event in connection with the PSUs may be subject to the withholding of tax and social security contributions by the Company or, if different, the employer Group Company. The Company and the relevant employer Group Company, shall be entitled to deduct or withhold a sufficient portion of the value otherwise due to be released under this Plan or of any other payment to the relevant Participant to satisfy any withholding requirement in connection therewith. Without limitation, withholding arrangements may include the sale of Shares to be delivered for PSU awards on behalf of a Participant and withholding of proceeds or deductions from salary or bonus payments, or require a payment from the Participant to the Company or the employer Group Company before settlement of the PSU awards.

Molecular Partners AG: Performance Share Plan 2021 – Management Board

(c)The Company shall have the right (but no obligation, unless required by applicable law) to notify the tax and social security authorities of the grant of PSU awards, Shares or related events.
12.Disclosure Requirements
Any Participant shall be responsible to promptly comply with any applicable disclosure requirements under securities law and stock exchange regulations in connection with the receipt of grants of PSUs or Shares or upon the sale of Shares, including any disclosure requirements triggered by the thresholds for the ownership of shares and|or rights to obtain shares under Article 120 Financial Market Infrastructure Act and any management transaction notifications under Article 56 of the SIX Swiss Exchange listing rules. See also the Company's public disclosure, reporting and securities trading policy.
13.Other Obligations of the Participant
The Company is entitled to block or prohibit the issuance or release of Shares otherwise due to be issued or released if the Participant has any outstanding obligations (whether in connection with the Plan or otherwise arising in connection with the Participant's employment) to any Group Company, until the Participant has satisfied such outstanding obligations.
14.Termination of Employment and Forfeiture
(a)If (i) a Participant's employment is terminated (i.e. notice of termination is given even if the notice period is still running) or (ii) another reason for termination occurs during the Vesting period, other than through termination by the Participant for cause (wichtige Gründe) within the meaning of Article 337 CO and except as set out in Section 14(b) and (c) below, all PSUs shall immediately cease and be forfeited.
(b)If a Participant’s employment agreement is terminated by the Company or a Group Company for reasons not pertaining to the Participant, a pro rata number of PSUs granted to the Participant shall vest at the end of the Vesting Period with the remaining PSUs lapsing without further effect. For clarity, the pro rata calculation under this Section 14 shall be determined on a monthly basis (36/36), based on the complete months of employment worked during the Vesting Period.
(c)If the employment agreement terminates by reason of (i) death, permanent illness or disability of the Participant or (ii) retirement, a pro rata number of PSUs granted to the Participant shall vest immediately with the remaining PSUs lapsing without further effect. In the case of (i) here before, the pro rata calculation will be made assuming that employment lasted one year longer (but in any case not longer than the end of the regular three-year Vesting Period).
(d)The Board of Directors, based on a recommendation by the Nomination and Compensation Committee, may, taking into consideration the objectives of the Plan, at its sole discretion and with final and binding effect grant further exceptions from the forfeiture clause as per Section 14

Molecular Partners AG: Performance Share Plan 2021 – Management Board

(a) above and assess whether a Participant’s employment agreement was terminated for reasons not pertaining to the Participant pursuant to Section 14(b) above.
15.Change of Control
(a)For purposes of this Plan, a change of control shall mean the occurrence of any of the following events (each a Change of Control):
(i)the acquisition in one or more transaction by any person or group of persons acting in concert, directly or indirectly, of the beneficial ownership of Shares and | or rights to acquire Shares representing 50% or more of the voting rights pertaining to the total number of Shares issued and registered in the commercial register;
(ii)any facts or circumstances that require any person or group of persons acting in concert to launch a mandatory offer within the meaning of applicable takeover regulations;
(iii)a public offer for Shares by any person or persons (other than in order to implement a new parent company held by the same owners of Shares), for such number of Shares that, by itself or together with Shares already held, triggers the duty to extend the offer to all Shares outstanding, if and when such offer becomes unconditional (subject only to conditions, if any, that survive following the regular offer period);
(iv)the reorganization, merger, scheme of arrangement, consolidation, liquidation or similar transaction of the Company otherwise than through a transaction by which the persons who beneficially held Shares representing 100% of the voting rights pertaining to the total number of Shares issued and registered in the commercial register prior to such transaction receive or continue to hold shares representing more than 50% of the voting rights pertaining to the total number of outstanding shares of the new or continuing entity.
(b)In the event of a Change of Control of the Company, the following shall apply for all PSUs in respect of which the Vesting Date has not occurred by the date of the Change of Control:
(i)all PSUs will vest immediately;
(ii)the Vesting Multiple with respect to each PSU allocation will be determined by the Nomination and Compensation Committee at the time of the Change of Control unless the Vesting Multiple has already been determined prior to the Change of Control; and
(iii)the PSUs will be paid out in Shares, unless the Nomination and Compensation Committee resolves to repurchase or exchange PSUs or decides upon another solution to provide the Participants with the vesting value of the PSUs.
(c)If based on a good faith assessment of the particular circumstances and effects of a Change of Control event, such event does not fall into the category and nature of cases, circumstances and consequences addressed by the definition of Change of Control, which are deemed to

Molecular Partners AG: Performance Share Plan 2021 – Management Board

justify an early vesting, the Board of Directors may, based on a recommendation by the Nomination and Compensation Committee, decide to replace the consequences set forth above, by other terms that more appropriately and fairly address the situation.
(d)If an event does not fall under the definition of Change of Control, but has substantially comparable effects as a Change of Control event, the Board of Directors may, based on a recommendation by the Nomination and Compensation Committee, decide to treat such event like a Change of Control event, providing, however, such adjustments to the consequences set forth above, that adequately and fairly address the differences to an actual Change of Control.
16.Corporate Events
In the event of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, issuance of options or other rights to purchase Shares at a price substantially below fair market value, or other extraordinary corporate events, which significantly dilute the value of the Shares underlying the PSUs such that an adjustment is required in order to preserve the benefits intended to be made available under this Plan, then the PSUs and related terms shall be adjusted and/or, if deemed appropriate, a cash payment to Participants or persons having outstanding PSUs shall be made to compensate such dilution. Such adjustment shall be resolved by the Board of Directors at its sole discretion with final and binding effect, based on a recommendation by the Nomination and Compensation Committee and taking into consideration the acquired rights of the Participants and the objectives of the Plan.
17.Data Protection
(a)By accepting a grant of PSUs, each Participant consents to the collection and processing of personal data relating to the Participant in connection with such grant and the performance of this Plan and the PSU Award Agreement by the Company, the Board of Directors and any other person or entity the Company may find appropriate for the administration of the Plan. The data may be used for the aforementioned parties to perform their rights and obligations in connection with this Plan, issue certificates (if any), issue statements, disclosure and communications relating to the Plan and the PSUs, to provide for cash-less grants or sale mechanics and to generally administer and manage the Plan or keep records of participation levels.
(b)Each Participant consents to the disclosure of such personal data by any Group Company to the Board of Directors or any Plan Service Provider and any other person or entity (including, without limitation, to third parties for due diligence purposes, or to tax authorities) as the Company may find appropriate. Such disclosure may include the transfer or processing of such personal data in jurisdictions other than Switzerland or the jurisdiction of the employer Group Company.

Molecular Partners AG: Performance Share Plan 2021 – Management Board

18.Legal and regulatory restrictions
(a)Neither the Shares nor the PSU have been or will be registered or listed in any jurisdiction other than, if and to the extent required, Switzerland.
(b)Nothing in this Plan is intended to be deemed a public offering of, or solicitation of investments in, securities of the Company nor a private offering of securities into any jurisdiction or to any person in circumstances that would require compliance with licensing, filing, prospectus, registration or similar requirements in connection therewith. If and to the extent that the grant of PSUs or the delivery of Shares pursuant to this Plan or the extension of eligibility under this Plan into any jurisdiction or to any person conflicts with any securities, stock exchange or other laws and regulations or would trigger any licensing, filing, prospectus, registration or similar requirement (other than the regular listing of the Shares at SIX Swiss Exchange and their registration in the commercial register and in the book entry system to create intermediated securities (Bucheffekten)), such grant, delivery or extension shall be deemed null and void. In such case, the Company may (without obligation) decide in its own discretion whether and how to compensate the relevant persons in lieu of such grant, delivery or extension.
(c)Any Participant shall be required to observe trading or other bans as well as the prohibitions of insider trading and market manipulation in connection with the PSUs and any shares granted thereunder.
(d)Any grant of PSUs to members of the Management Board that qualifies as prohibited payment under the Compensation Ordinance or otherwise, shall be null and void.
(e)If and to the extent that any term of this Plan, such as terms providing for early vesting in case of termination of employment or Change of Control should, at the time of the relevant event, qualify as providing additional value to a member of the Management Board in a manner that would violate the Compensation Ordinance or other legal provisions, such additional value shall be otherwise compensated, e.g. by a relevant deduction from cash compensation or other proceeds.
19.Amendment and Termination
In exceptional cases, the Board of Directors may terminate, suspend or amend this Plan at its sole discretion with regard to all or some future or past PSU grants. Any adverse economic effects of such termination, suspension or amendment on grants already made pursuant to a PSU Agreement shall be fairly compensated in cash, by adjustment of other terms of the grant, by replacement by other grants or benefits, or otherwise.
20.Severability
The invalidity or non-enforceability of any one or more provisions of this Plan shall not affect the validity or enforceability of any other provisions of this Plan, which shall remain in full force and

Molecular Partners AG: Performance Share Plan 2021 – Management Board

effect. The invalid provisions shall be replaced by valid provisions that economically come as close as possible to the original (invalid) provisions.
21.Governing Law and Jurisdiction
(a)This Plan and any PSU Award Agreement shall be governed by, and construed in accordance with, the substantive laws of Switzerland.
(b)Any disputes arising under or in connection with this Plan, including any disputes under or in connection with the PSU Award Agreement shall be submitted to the exclusive jurisdiction of the courts at the domicile of the Company (currently Schlieren, Canton of Zurich, Switzerland).
22.Entry into Force
As per approval of the Board of Directors, this Plan shall enter into force as of March 24, 2021.

Molecular Partners AG: Performance Share Plan 2021 – Management Board

Annex 1

Definitions
As used in this Plan in capitalized form, the following terms shall have the following meaning:
Board of Directors shall mean the board of directors of the Company.
Change of Control shall have the meaning set forth in Section 15 above.
CO shall mean the Swiss Code of Obligations as amended.
Company shall mean Molecular Partners AG or any successor or replacement company or a new parent company, all as may be designated by the Board of Directors in the future.
Nomination and Compensation Committee shall have the meaning set forth in Section 3 above.
Compensation Ordinance shall mean the Federal Ordinance against Excessive Compensation in Listed Companies of November 20, 2013, as may be amended or replaced
Goal shall have the meaning set forth in Section 10 above.
Grant Date shall have the meaning set forth in Section 5 above.
Group shall mean all Group Companies.
Group Company shall mean the Company and any company or entity of which at least 50% of the ownership or voting rights are directly or indirectly owned or otherwise controlled by the Company.
LTI Score Card shall have the meaning set forth in Section 10 above.
Management Board shall mean the members of the top level executive management, i.e. those managers whose compensation is subject to the Compensation Ordinance.
Participant shall mean any eligible person to whom the Company has granted PSUs through a PSU Award Agreement based on this Plan.
Plan shall have the meaning set forth in Section 1 above.
Plan Service Provider shall have the meaning set forth in Section 3 (e) above.
PSU shall have the meaning set forth in Section 1 above.
PSU Award Agreement shall have the meaning set forth in Section 4 above.
Shares shall have the meaning set forth in Section 9 above.
Vesting Date shall have the meaning set forth in Section 8 above.
Vesting Multiple shall be the multiple determined in accordance with Section 10 above.

Molecular Partners AG: Performance Share Plan 2021 – Management Board

Vesting Period shall have the meaning set forth in Section 8 above.

Molecular Partners AG: Performance Share Plan 2021 – Management Board

Annex 2
Management Board PSU Award Agreement 2021
This agreement (Agreement) is made as of the Grant Date set forth below by and between Molecular Partners AG (the Company), Schlieren, Canton of Zurich, Switzerland and [Name, Address] (the Participant) in connection with the Performance Share Plan 2021 (the PSU Plan), issued by the Company.
Capitalized terms used, but not defined herein, shall have the meaning assigned to them in the PSU Plan.
Subject to the terms and conditions of the PSU Plan, the Company hereby grants to you the following PSUs:

Number of PSUs	[■]
Grant Date	[■]
Year of regular Vesting	[■]
The grants and any rights associated therewith are personal and not transferable. The number of Shares that may be allocated according to the PSU Plan shall be determined by the Nomination and Compensation Committee in accordance with the PSU Plan and the LTI Score Card setting out the corporate goals relevant for this award ([communicated to you separately] | [attached hereto]). Please note that the PSU Plan includes a number of restrictions and conditions, which may lead to a complete loss of any entitlements hereunder. Any grants made to you the Participant as a member of the Management Board shall be subject to the approval of relevant compensation amounts for the Management Board by the shareholders' meeting for the year 2021.
By entering this Agreement, you accept the grant of the PSUs in accordance with this Agreement and the PSU Plan. In order to do so, please sign and return this Agreement no later than by [Date] to [Name] and keep a copy for your files
This grant of PSUs is being made, without obligation, at the sole and unrestricted discretion of the Company. The PSU Plan, your eligibility thereunder, the grant of PSUs or the allocation of Shares in connection therewith shall not confer upon you any right to participate in the PSU Plan or to receive grants of PSUs or Shares in the future.
This Agreement shall be governed by, and construed in accordance with, the substantive laws of Switzerland. Any disputes arising under or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the courts at the domicile of the Company (currently Schlieren, Canton of Zurich, Switzerland).
Molecular Partners AG

________________            ________________
By:                        By:

Molecular Partners AG: Performance Share Plan 2021 – Management Board

Accepted and agreed by the Participant on (Date, Signature): ____________________

____________________
[Annex to the PSU Award Agreement 2021]

Management Board PSU Plan 2021

LTI Score Card [for [Name]]

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